Workhorse Group Inc. 2017 Long-Term Incentive Plan
DIRECTOR RESTRICTED STOCK AWARD AGREEMENT

1.Grant of Restricted Stock Award. In accordance with and subject to the terms and conditions of (a) the Workhorse Group Inc. 2017 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), and (b) this Restricted Stock Award Agreement (the “Agreement”), Workhorse Group Inc. (the “Company”) grants to [NAME OF DIRECTOR] an Award under the Plan of _______ shares of Stock that will be subject to the terms, conditions, restrictions and limitations set forth in this Agreement (“Restricted Stock”). The Restricted Stock awarded under this Agreement will be deemed to have been granted on [ADD DATE] (the “Grant Date”). Capitalized terms not otherwise defined in this Agreement will have the meanings set forth in the 2023 Workhorse Group Inc. Long-Term Incentive Plan.
2.Vesting and Forfeiture.
a.All shares of Restricted Stock subject to this Award will be unvested unless and until they become vested and nonforfeitable in accordance with this Section 2. The period during which shares of Restricted Stock are not vested is referred to herein as the “Restricted Period” and the Restricted Period with respect to the shares of Restricted Stock granted hereunder will expire as of the Vesting Date. Subject to the terms and conditions of this Agreement, the shares of Restricted Stock will become vested and nonforfeitable as of the six (6) month anniversary of the Grant Date (which date shall be referred to herein as the “Vesting Date”), provided in any case, that the Grantee’s Termination Date has not occurred prior to the Vesting Date.
b.Except as otherwise determined by the Board or the Committee in the exercise of its discretion under the Plan and except as otherwise expressly provided in this Agreement, any shares of Restricted Stock that are not vested and nonforfeitable as of the Grantee’s Termination Date will be immediately forfeited and the Grantee will have no further rights under or with respect to such shares of Restricted Stock and the Company will have no further obligations to the Grantee under this Agreement.
c.Notwithstanding the provisions of subsection 2(a) or 2(b), except as otherwise provided herein or as provided by the Board or Committee in accordance with its authority under the Plan, in the event that the Grantee’s Termination Date occurs prior to the end of the Restricted Period due to his or her not standing for re-election to the Board or his or her death or Disability, as of the Termination Date, the Grantee will be vested in that number of shares of Restricted Stock equal to the pro rata portion (based on the number of Board meetings attended by the Grantee between the Grant Date and the Termination Date (including any meeting occurring on the Termination Date) as compared to the total number of meetings scheduled for the calendar year in which the Termination Date occurs) of the shares of Restricted Stock that would have become vested as of the Vesting Date had his or her Termination Date not occurred prior to the Vesting Date. All other shares of Restricted Stock will be forfeited as of the Grantee’s Termination Date.

d.In the event that a Change in Control occurs during the Restricted Period, the provisions of Exhibit A attached hereto will apply to the vesting of the shares of Restricted Stock.
3.Transfer of Shares; Rights With Respect to Shares.
a.Each share of Restricted Stock will be registered in the name of the Grantee and will, in the discretion of the Committee, be retained by the Company or entered in the name of the Grantee pursuant to a “book entry” system in which a computerized or manual entry is made on the books and records of the Company to evidence the issuance of such shares. Such Company books and records are, absent manifest error, binding on all parties.
b.If the Grantee’s Termination Date has not occurred prior to the Vesting Date and if all other terms, conditions, restrictions and limitations contained herein and in the Plan have been satisfied, the shares of Stock that become vested on the Vesting Date will be transferred to the Grantee free of all restrictions.
c.Subject to the Plan and this Agreement, during the Restricted Period, the Grantee will enjoy all rights of ownership of the shares of Restricted Stock, including the right to vote and receive dividends or other distributions with respect to the shares of Restricted Stock as hereinafter set forth, with the exception that, during the Restricted Period, the Grantee will not transfer, deliver, assign, sell, or dispose of the Restricted Stock in any manner other than by will or by the laws of descent and distribution, nor pledge or otherwise hypothecate the Restricted Stock and a breach of the terms, conditions, restrictions or limitations contained herein will cause the Restricted Stock to be forfeited to the Company.
d.Any cash or stock dividends declared on the Restricted Stock during the Restricted Period will be paid directly to the Grantee on the Vesting Date applicable to the shares to which the dividends relate (subject to any applicable tax withholding) and, if and to the extent that the shares do not become vested and are forfeited, the related dividends will be forfeited at the same time as the shares to which they relate. For purposes of this subsection 4(d), the “Vesting Date” of the shares that become vested pursuant to subsection 3(c) or (d) shall be the date on which the shares become vested pursuant to subsection 3(c) or (d) as applicable.
4.Tax Withholding. The Company and its Affiliates will deduct from any vesting or delivery of any of the Grantee’s shares of Restricted Stock or from any other payment to the Grantee (including payment of any dividends), including wages, any Federal, state, local or provincial tax or charge that is then required to be deducted under applicable law with respect to the vesting or delivery of the shares of Restricted Stock or other payment or as determined by the Committee to be appropriate under a program for withholding. If the Grantee makes an election in accordance with Code Section 83(b) to be taxed on the shares of Restricted Stock as of the Grant Date, he or she must so notify the Company in writing, file the election with the Internal Revenue Service within thirty (30) days after the Grant Date, and promptly pay the Company the amount it determines is needed to satisfy tax withholding requirements.
5.Nonassignability. Except as otherwise provided herein and in the Plan, the right of the Grantee to the Restricted Stock will not be assignable or transferable by the Grantee other than to a designated beneficiary upon the Grantee’s death pursuant to his will or by the laws of descent and distribution. Any such assignment or transfer will be null and void and without effect upon any attempted assignment or transfer, except as provided herein or in the Plan, including, without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation, or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process, or similar process, whether legal or equitable, upon the Restricted Stock.
6.Heirs and Successors. If any benefits deliverable to the Grantee under this Agreement have not been delivered at the time of the Grantee’s death, such benefits will be delivered to the legal representative of the estate of the Grantee.
7.Compliance with Law. The issuance and delivery of shares of Stock pursuant to this Agreement will be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Stock may be listed. No Stock will be issued pursuant to this Agreement unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the Stock with the Securities and Exchange Commission, any state securities commission, or any stock exchange to effect such compliance.
8.Administration. The authority to administer and interpret this Award and this Agreement will be vested in the Committee, and the Committee will have all powers with respect to this Award and this Agreement as it has with respect to the Plan. Any interpretation of this Award or this Agreement by the Committee and any decision made by it with respect to this Award or this Agreement is final and binding on all persons.
9.Adjustments. The number of shares of Restricted Stock awarded pursuant to this Award may be adjusted by the Committee in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of the Stock.
10.No Right to Continued Service. Nothing contained in the Plan or in this Agreement, nor any action taken by the Board, will confer upon the Grantee any right with respect to continuation of service with the Company nor interfere in any way with the right of the Company to terminate the Grantee’s service with the Company at any time with or without Cause, including during the Restricted Period.
11.Governing Law; Venue; Dispute. This Agreement has been granted, executed and delivered in the State of Ohio, and the interpretation and enforcement will be governed by the laws thereof without regard to conflict of laws principles, and subject to the exclusive jurisdiction of the courts therein. Any dispute regarding the interpretation of this Agreement will be submitted by the Grantee or the Company to the Board for review. The resolution of such dispute by the Board will be final, binding and conclusive on the Grantee and the Company.
12.Notices. Any notice or document required to be filed with the Committee or the Grantee under the Plan or this Agreement will be properly filed if delivered in person, (including by e-mail notification with receipt requested), mailed by registered mail, postage prepaid, or sent by nationally recognized courier service to the Grantee at the Grantee’s most current address on file with the Company and, if to the Board or Committee, in care of the Company at its principal executive offices to the attention of the Company’s Chief Legal Officer or Chief Human Resources Officer. The Company may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan or this Agreement (other than a notice of election) may be waived by the person entitled to notice.

13.Plan Governs; Other Terms. The Award evidenced by this Agreement is granted pursuant to the Plan, and this Award and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited. Notwithstanding any other provision of the Plan or this Agreement, (a) this Award is subject to the Company’s recoupment or clawback policies as applicable and as in effect from time to time and (b) nothing in this Agreement supersedes or limits the Committee’s authority under the Plan.
14.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on assignment and transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.
15.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.
16. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Board at any time, in its discretion. The grant of the Restricted Stock pursuant to this Agreement does not create any contractual right or other right to receive any Restricted Stock or other Grants in the future. Future grants, if any, will be at the sole discretion of the Board or the Committee. Any amendment, modification, or termination of the Plan will not constitute a change or impairment of the terms and conditions of the Grantee’s service with the Company.
17.Amendment. The Board has the right to amend, alter, suspend, discontinue or cancel the Plan, prospectively or retroactively; provided, that, no such amendment will alter or impair the Grantee’s material rights and obligations under this Agreement without the Grantee’s written consent.

EXHIBIT A
In the event that a Change in Control occurs during the Restricted Period, the provisions of this Exhibit A will apply to the vesting of the shares of Restricted Stock.
Change in Control.
(a)Generally. Unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any applicable governmental agencies or national securities exchange, the following provisions will apply in the event of a Change in Control.
(b)Termination/Acceleration. Upon a Change in Control, all then outstanding Awards will become fully vested immediately prior to the Change in Control and will be cancelled in exchange for a cash payment or other consideration generally provided to stockholders in the Change in Control equal to the then current value of the Award, determined as though the Award was fully vested and any restrictions applicable to such Award had lapsed immediately prior to the Change in Control. Any payment or settlement pursuant to this paragraph (b) will be made within thirty (30) days after the Change in Control.